Exhibit 99.2

Newell Brands Announces Upsizing and Pricing of $1.25 Billion 8.50% Senior Notes due 2028

May 8, 2025

ATLANTA--(BUSINESS WIRE)—May 8, 2025 -- Newell Brands (NASDAQ: NWL) today announced the upsizing and pricing of $1.25 billion aggregate principal amount of 8.50% senior unsecured notes due 2028 (the “Notes”) in an offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Notes is expected to close on May 22, 2025, subject to customary closing conditions.

Newell Brands intends to use the net proceeds from the sale of the Notes in this Offering, along with cash on hand, to redeem in full its outstanding 4.200% senior notes due 2026 (the “2026 Notes”) and pay related fees and expenses in connection with the Offering and the redemption. Neither this press release nor anything contained herein shall constitute a notice of redemption or an offer to redeem or purchase any of the outstanding 2026 Notes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

Forward-Looking Statements

Some of the statements in this press release, particularly those relating to the Offering and the use of proceeds therefrom are forward-looking statements within the meaning of the Federal securities laws. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

View source version on businesswire.com: https://www.businesswire.com/news/home/20250508568330/en/Newell-Brands-Announces-Offering-of-%241-Billion-of-Senior-Notes

Investors:

Joanne Freiberger

SVP Investor Relations & Chief Communications Officer

+1 (727) 947-0891

joanne.freiberger@newellco.com

Media:

Danielle Clark

Director, External Communications

+1 (404) 783-0419

danielle.clark@newellco.com

Source: Newell Brands